Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 (File No. 333- ) and related Prospectus of AudioCodes Ltd. and to the incorporation by reference therein of our reports dated January 25, 2004, with respect to the consolidated financial statements and schedule of AudioCodes Ltd included in its Annual Report on Form 20-F for the year ended December 31, 2003, as amended, and dated January 24, 2005, with respect to the consolidated financial statements and schedule of AudioCodes Ltd included in its Report on Form 6-K dated March 30, 2005 for the year ended December 31, 2004, both filed with the Securities and Exchange Commission.

Tel-Aviv, Israel April 5, 2005	KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global